SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of this 15th day of April, 2011, by and between GREEN BALLAST, INC., a Delaware corporation (the “Company”), and GREEN BALLAST LLC, a Tennessee limited liability company (the “Investor”).

WITNESSETH:

WHEREAS, the Company was organized on April 13, 2011 by GB Solutions, LLC, a Delaware limited liability company (“GBS”), for the primary purpose of developing, manufacturing, marketing, distributing and selling energy efficient lighting ballasts, and GBS was issued 2,000,000 shares (“Founder Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”);

WHEREAS, the Investor desires to subscribe for, purchase and acquire from the Company, and the Company desires to sell and issue to the Investor (i) an 8% Senior Secured Note (“GBL Note”), in the form of Exhibit A attached hereto, due two (2) years from the date of issuance, in the original principal amount of $1,800,000, (ii) 1,200,000 shares (“Preferred Shares”) of the Company’s Series A 8% Redeemable Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), and (iii) 32,500,000 shares (“Common Shares”, and together with the GBL Note and Preferred Shares, the “Securities”) of the Company’s Common Stock, upon the terms and conditions and subject to the provisions hereinafter set forth;

WHEREAS, the Investor owns inventory consisting of approximately 12,000 energy efficient fluorescent lighting ballasts manufactured by Axis Technologies, Inc. having a value in excess of $468,000 (“Inventory”);

WHEREAS, shortly following the closing hereunder, the Company intends to enter into an Asset Purchase Agreement (“Asset Purchase Agreement”) with Gemini Master Fund, Ltd., a Cayman Islands corporation (“Gemini’), pursuant to which the Company will, among other things, issue to Gemini an 8% Senior Secured Convertible Note, due two (2) years from the date of issuance, in the original principal amount of $1,800,000 (“Gemini Note”, and together with the GBL Note, the “Notes”); and

WHEREAS, it is contemplated that the Company’s obligations under the Notes shall be secured by all the assets of the Company pursuant to a Security Agreement and Intellectual Property Security Agreement (collectively, “Security Agreements”), and that such security interest shall be shared equally by GBL and Gemini (i.e., 50% each);

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Purchase and Sale of the Securities.  Subject to the terms and conditions of this Agreement, the Investor hereby subscribes for and agrees to purchase and acquire from the Company, and the Company agrees to sell and issue to the Investor, the Securities for a purchase price of $3 million (the “Purchase Price”), of which $2,532,000 shall be paid in cash and $468,000 shall be paid by the transfer to the Company of the Inventory.

2.           Terms of Purchase and Sale of the Shares.

(a)           Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place upon the execution of this Agreement by each of the parties.   At the Closing, the Company shall issue and deliver the Securities to the Investor and the Investor shall deliver the Purchase Price to the Company as follows:

(i)           Cash for Company.  The Company shall transfer $2,132,000.00 in cash by wire transfer of immediately funds to the Company’s bank account;

(ii)          Cash to Gemini.  The Company shall transfer $400,000.00 in cash by wire transfer of immediately funds to Gemini on behalf of the Company for the amount due or to become due to Gemini pursuant to the Asset Purchase Agreement; and

(iii)         Inventory.  Effective as of the Closing the Investor hereby assigns, transfers and conveys, all rights, title and interests in and to the Inventory to the Company, free and clear of all liens, claims, encumbrances and restrictions, and shall (A) promptly deliver the Inventory to the Company and (2) execute and deliver to the Company a bill of sale for such inventory in form and substance reasonably satisfactory to the Company.

(b)           Inventory Value.  The Investor represents and warrants that the Inventory has a fair market value of at least $468,000.  To the extent that the Company is unable to realize at least $468,000 in cash sales of the Inventory prior to the one year anniversary of the Closing, the Investor shall promptly pay to the Company in cash the amount of any such shortfall.  From time to time prior to such anniversary, to the extent the Company reasonably determines that a shortfall will exist, the Investor shall pay the Company the amount of such shortfall at such time to the extent it has not previously paid such shortfall.

3.           Representations and Warranties of the Company.  In order to induce the Investor to enter into this Agreement, the Company represents and warrants the following:

(a)           Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite right, power and authority to execute, deliver and perform this Agreement.

(b)           Enforceability.  The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action.  Upon the execution and delivery of this Agreement by the Investor and delivery to the Investor of the Company’s acceptance hereof, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)           No Violations; Consents. The execution, delivery and performance of this Agreement by the Company do not and will not violate or conflict with any provision of the Company’s Certificate of Incorporation or Bylaws and do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected.  The execution, delivery and performance by the Company of this Agreement and the offer and issuance of the Shares require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official.

4.           Representations and Warranties of the Investor.  In order to induce the Company to enter into this Agreement, the Investor represents and warrants the following:

(a)           Authority.  The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite right, power and authority to execute, deliver and perform this Agreement.

(b)           Enforceability.  This Agreement has been duly executed and delivered by the Investor, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)           No Violations. The execution, delivery and performance of this Agreement by the Investor do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any material instrument or agreement to which the Investor is a party or by which the Investor or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the articles of incorporation or bylaws,  partnership agreement, operating agreement, trust agreement or similar organizational or governing document of the Investor, as applicable.

(d)           Knowledge of Investment and its Risks.  The Investor has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Investor’s investment in the Securities.  The Investor understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company’s business or operations will be successful.  The Investor has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, the Investor could lose Investor’s entire investment in the Company.

(e)           Investment Intent. The Investor hereby represents and warrants that (i) it is acquiring the Shares for the Investor’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Securities in violation of applicable securities laws, and the Investor has no present intention of selling, granting any participation in or otherwise distributing any of the Securities within the meaning of the Securities Act, in violation of applicable securities laws, and (ii) the Investor does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Securities, provided that the Investor is not agreeing to hold the Securities for any minimum period of time.

(f)            Accredited Investor.  The Investor is an “Accredited Investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

(g)           Disclosure.  The Investor has reviewed information provided by the Company in connection with the decision to purchase the Securities.  The Company has provided the Investor with all the information that the Investor has requested in connection with the decision to purchase the Securities.  The Investor further represents that Investor has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.  All such questions have been answered to the full satisfaction of the Investor. The Investor’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Investor and its representatives without any reliance on the Company (except for the Company’s representations contained herein).  The Investor (i) is a sophisticated purchaser with knowledge and experience in business and financial matters, and in particular in the facilities management and commercial lighting business, (ii) has knowledge of and has received sufficient information concerning the assets and prospects of the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring the Securities, and (iii) is able to bear the economic risk and complete loss of its investment.

(h)           Transfer Restrictions. The Investor will not transfer any of the Securities unless such transfer is made pursuant to an effective registration statement or exempt from registration under the Securities Act, and, if reasonably requested by the Company, the Investor has furnished an opinion of counsel reasonably satisfactory to the Company that such transfer is so exempt.

(i)            Title to Inventory.  The Investor is the sole legal and beneficial owner of the Inventory.  The Investor is transferring hereby good and marketable title in the Inventory to the Company in all material respects, free and clear of all liens, claims, encumbrances or restrictions.

5.           Security Agreement.  The parties will, upon the consummation of the transactions contemplated under the Asset Purchase Agreement, enter into the Security Agreement in the form of Exhibit B attached hereto.

6.           GBL Note Principal Reduction; Third Party Beneficiary.  The Company shall not prepay or redeem all or any portion of the GBL Note nor may the principal amount of the GBL Note be increased (except pursuant to the terms thereof).  The GBL Note and Security Agreements may not be modified or amended without the prior written consent of Gemini.  For each $1 that the outstanding principal amount under the Gemini Note is reduced, whether by conversion, repayment or otherwise thereunder, $1 of principal amount outstanding under the GBL Note shall be automatically converted into one (1) share of Series A Preferred Stock.  Gemini shall be a third party beneficiary of this Agreement and the GBL Note and may enforce the terms of this Agreement and the GBL Note, it being understood that Gemini is materially relying on the terms of this Agreement and the GBL Note, including without limitation this Section 6, in entering into the Asset Purchase Agreement.

7.           Restrictions on Founders Shares.  GBS agrees that it shall not assign, transfer or convey any right, title or interest in or to any of the Founder Shares unless and until the Milestones (as defined below) are achieved.  On after the date on which the Company’s Common Stock is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the Common Stock receives a ticker symbol for quotation or trading on a trading market, including without limitation the OTC QX, the OTC QB or OTC Bulletin Board (“Milestone #1”), GBS may assign, transfer and convey up to 50% of the Founder Shares without restriction (other than compliance with applicable securities laws).  On and after the date on which the Company attains an average Market Capitalization (as defined below) for any ten (10) trading days during any fifteen (15) consecutive trading day period in excess of $20 million after satisfying Milestone #1 (together with Milestone #1, the “Milestones”), GBS may assign, transfer and convey all of the Founder Shares without restriction (other than compliance with applicable securities laws).  “Market Capitalization” for any trading day means the closing sale price per share of Common Stock on such day on the primary market on which the Common Stock is traded (as reported by Bloomberg Financial Markets) multiplied by the fully-diluted number of shares of Common Stock on such day.

8.           Entire Agreement; No Oral Modification.  This Agreement, together with the Securities and Security Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and may not be amended or modified except in a writing signed by both of the parties hereto.

9.           Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; however, nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.         Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of New York, both substantive and remedial.  Exclusive venue and jurisdiction for any action arising hereunder shall lie in the court of competent jurisdiction located in New York, New York, and the parties specifically agree to submit to such jurisdiction and waive any objections to such venue.

12.         Guaranty.  IRC-Interstate Realty Corporation, a Tennessee corporation and the parent entity of the Investor, hereby absolutely, unconditionally and irrevocably guarantees all obligations of the Investor hereunder and under any Transaction Documents (as defined in the Asset Purchase Agreement) and as a holder of the Securities.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

GREEN BALLAST LLC, a Tennessee limited liability company

By:	/s/ Kevin Adams
Name:	Kevin Adams
Title:	Chief Executive Officer

COMPANY:

GREEN BALLAST, INC., a Delaware corporation

By:	/s/ Peter Weisman
Name:	Peter Weisman
Title:	President

For purposes of Section 7:

GB SOLUTIONS, LLC, a Delaware limited liability company

By:	/s/ Peter Weisman
Name:	Peter Weisman
Title:	Managing Member

For purposes of Section 12:

IRC-INTERSTATE REALTY CORPORATION, a Tennessee corporation

By:	/s/ Mary F. Sharp
Name:	Mary F. Sharp
Title:	President